Exhibit 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX  77060-3500  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release                                                                                                                                          12-019

Date: October 22, 2012	Contact:	Terrence Jamerson
Director, Finance & Investor Relations

Helix Reports Third Quarter 2012 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $14.9 million, or $0.14 per diluted share, for the third quarter of 2012 compared with net income of $46.0 million, or $0.43 per diluted share, for the same period in 2011, and net income of $44.6 million, or $0.42 per diluted share, in the second quarter of 2012. The net income for the nine months ended September 30, 2012 was $125.2 million, or $1.18 per diluted share, compared with net income of $113.2 million, or $1.06 per diluted share, for the nine months ended September 30, 2011.

Third quarter 2012 results were impacted by the following items:

·	Subsea construction vessel, Intrepid, was sold in September for $14.5 million resulting in a pre-tax loss of $12.9 million.

·	Impaired certain held-for-sale well intervention assets in Australia in September resulting in a pre-tax charge of $4.4 million.

·	Incurred $6.0 million pre-tax of additional abandonment costs associated with the final decommissioning of the Camelot oil and gas property located offshore in the UK.

·	Production shut-in totaling approximately 130 thousand barrels of oil equivalent (MBoe) as a result of Hurricane Isaac (approximately $7.5 million pre-tax).

The above four items resulted in an after-tax impact of $0.21 per share.

On October 15, 2012, Helix entered into an agreement to sell the pipelay vessels, Caesar and Express, and related equipment to Coastal Trade Limited for a total of $238.3 million. The sale of these assets is expected to close in two stages as each vessel completes its existing contractual backlog. The Express closing is expected to occur in February 2013 and the Caesar closing is expected to occur in July 2013. Helix received a $50 million deposit in connection with this transaction which is only refundable in limited circumstances. In the fourth quarter of 2012, we expect to take a pre-tax impairment charge of approximately $160 million, or approximately $100 million after tax, related to the Caesar and related equipment. In the first quarter of 2013, we expect to record a pre-tax gain of approximately $14 million, or approximately $9 million after tax, related to the sale of the Express. The closing of this transaction is subject to customary closing conditions.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our well intervention and robotics businesses continue to perform at a high level and the outlook remains robust. Customer interest for well intervention services is very strong. We are focused on building on our solid foundation for these two business lines, thus the strategic decision to sell our pipelay fleet.”

* * * * *

Summary of Results

(in thousands, except per share amounts and percentages, unaudited)

	Quarter Ended			Nine Months Ended
	September 30		June 30	September 30
	2012	2011	2012	2012	2011
Revenues	$336,234	$372,496	$347,394	$1,091,555	$1,002,422

Gross Profit (Loss):
Operating	$100,752	$126,200	$115,849	$379,065	$334,480
	30%	34%	33%	35%	33%
Contracting Services Impairments (1)	(4,422)	--	(14,590)	(19,012)	--
Oil and Gas Impairments (2)	--	--	--	--	(11,573)
ARO Overruns / Increases (3)	(9,950)	(2,357)	(6,942)	(16,892)	(13,505)
Exploration Expense (4)	(623)	(1,548)	(1,092)	(2,469)	(9,833)
Total	$85,757	$122,295	$93,225	$340,692	$299,569

Net Income Applicable to Common Shareholders (5)	$14,865	$46,016	$44,641	$125,233	$113,186

Diluted Earnings Per Share	$0.14	$0.43	$0.42	$1.18	$1.06

Adjusted EBITDAX (6)	$127,434	$178,002	$151,526	$487,601	$503,061

Note: Footnotes appear at end of press release.

Segment Information, Operational and Financial Highlights
(in thousands, unaudited)

	Three Months Ended
	September 30,		June 30,
	2012	2011	2012
Revenues:
Contracting Services	$221,491	$229,967	$209,557
Production Facilities	20,024	19,986	19,963
Oil and Gas	119,124	159,218	149,933
Intercompany Eliminations	(24,405)	(36,675)	(32,059)
Total	$336,234	$372,496	$347,394

Income (Loss) from Operations:
Contracting Services	$50,367	$47,363	$33,813
Production Facilities	10,180	10,983	9,882
Oil and Gas	25,540	52,527	58,407
Loss on sale of asset (1)	(12,933)	--	--
Hedge Ineffectiveness and Non-Hedge Gain on Commodity Derivative Contracts	(9,427)	--	10,069
Contracting Services Impairments (2)	(4,422)	--	(14,590)
ARO Overruns / Increases (3)	(9,950)	(2,357)	(6,942)
Exploration Expense	(623)	(1,548)	(1,092)
Corporate	(13,396)	(6,227)	(11,158)
Intercompany Eliminations	39	(528)	98
Total	$35,375	$100,213	$78,487
Equity in Earnings of Equity Investments	$1,392	$4,906	$5,748

Note: Footnotes appear at end of press release.

Contracting Services

o
Well Intervention revenues increased in the third quarter of 2012 due to 100% utilization of both the Q4000 and the Seawell. In addition, the Well Enhancer was in regulatory drydock a total of 52 days in the third quarter of 2012. The drydock was completed in early October and the Well Enhancer returned to service. Vessel utilization in the North Sea was 72% in the third quarter of 2012 compared to 78% in the second quarter of 2012. Vessel utilization in the Gulf of Mexico (Q4000) was 100% in the third quarter of 2012 compared to 45% in the second quarter of 2012 due to the extended regulatory dry dock of the vessel in the second quarter. On a combined basis, vessel utilization increased to 81% in the third quarter of 2012 compared to 67% in the second quarter of 2012.

o
Revenues in our Robotics business unit increased in the third quarter of 2012, compared to the second quarter of 2012, as a result of increased vessel days for spot vessels utilized in the quarter. Two additional ROVs were added to the fleet in order to support continued robust activity levels. Vessel utilization for the third quarter of 2012 was 98%, compared to 92% in the second quarter of 2012.

o
Subsea Construction revenues decreased in the third quarter of 2012 compared to the second quarter of 2012 primarily due to the Express working on a lower day rate project in the North Sea for most of the third quarter of 2012. On a combined basis, Subsea Construction vessel utilization increased to 93% (excluding the Intrepid) in the third quarter of 2012 from 73% (including the Intrepid) in the second quarter of 2012. Second quarter 2012 utilization impacted by the Intrepid being idle for most of the quarter. The Caesar worked the entire third quarter of 2012 offshore Mexico on an accommodations project.

Oil and Gas

o	Oil and Gas revenues decreased in the third quarter of 2012 compared to the second quarter of 2012 primarily due to both decreased production and lower realized prices.

o
Our production was interrupted for approximately 10 days in August for Hurricane Isaac, resulting in approximately 130 MBoe of deferred production. Production in the third quarter of 2012 totaled 1.5 million barrels of oil equivalent (MMboe) compared to 1.7 MMboe in the second quarter of 2012.

o
The average price realized for oil, including the effects of settled oil hedge contracts, totaled $98.57 per barrel in the third quarter of 2012 compared to $107.51 per barrel in the second quarter of 2012. For natural gas and natural gas liquids, including the effect of settled natural gas hedge contracts, we realized $5.69 per thousand cubic feet of gas equivalent (Mcfe) in the third quarter of 2012 compared to $5.76 per Mcfe in the second quarter of 2012.

o
Our fourth quarter oil and gas production has averaged approximately 14.0 thousand barrels of oil equivalent per day (Mboe/d) through October 21, 2012, compared to an average of 16.0 Mboe/d in the third quarter of 2012.

o
We currently have oil and gas hedge contracts in place for 1.2 MMBoe (0.8 million barrels of oil and 2.7 Bcf of gas) for the remainder of 2012 and 3.7 MMBoe (2.7 million barrels of oil and 6.0 Bcf of gas) for 2013.

Other Expenses

o
Selling, general and administrative expenses were 8.3% of revenue in the third quarter of 2012, 7.1% in the second quarter of 2012 and 5.9% in the third quarter of 2011. The increase in the third quarter of 2012 is due primarily to office closure-related costs in Holland and Australia.

o
Net interest expense and other decreased to $16.1 million in the third quarter of 2012 from $20.3 million in the second quarter of 2012. Net interest expense decreased slightly to $18.2 million in the third quarter of 2012 compared with $18.6 million in the second quarter of 2012. We realized foreign currency gains of $2.1 million in the third quarter of 2012 compared to a loss of $1.7 million in the second quarter of 2012.

Financial Condition and Liquidity

o
Consolidated net debt at September 30, 2012 increased to $589 million from $531 million as of June 30, 2012. The increase was primarily due to utilizing $85 million of cash to purchase the Helix 534 (formerly the Discoverer 534) from Transocean in August. Our total liquidity at September 30, 2012 was approximately $1.0 billion, consisting of cash on hand of $584 million and revolver availability of $456 million. Net debt to book capitalization as of September 30, 2012 was 27%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation attached hereto.)

o
We incurred capital expenditures (including capitalized interest) totaling $157 million in the third quarter of 2012, compared to $76 million in the second quarter of 2012 and $65 million in the third quarter of 2011.

Footnotes to "Summary of Results":
(1)
Third quarter 2012 asset impairment charge of $4.4 million associated with certain held-for-sale well intervention assets in Australia. Second quarter 2012 asset impairment charge related to decision to “cold stack” the Subsea Construction vessel, Intrepid, which was subsequently sold in the third quarter of 2012. Impairment charge reduced vessel’s book value to its then estimated fair value.

(2)
Nine month 2011 oil and gas impairments of $11.6 million were primarily associated with five of our Gulf of Mexico oil and gas properties. The impairment charges primarily reflect a premature end of these fields’ production lives either through actual depletion or as a result of capital allocation decisions affecting third party operated fields.

(3)
Third quarter 2012 decommissioning overruns (ARO increases) of $3.9 million and $6.0 million related to GOM properties and our only non-domestic oil and gas property located in the North Sea, respectively. Second quarter 2012 decommissioning overruns (ARO increases) related to our only non-domestic oil and gas property located in the North Sea.

(4)	Nine month 2011 included $6.6 million of exploration costs associated with an offshore lease expiration.
(5)	Included impact of $12.9 million pre-tax loss ($8.4 million after-tax) on sale of the Intrepid in the third quarter of 2012.
(6)	Non-GAAP measure. See reconciliation attached hereto.

Footnotes to “Segment Information, Operational and Financial Highlights”:
(1)	Subsea construction vessel, Intrepid, sold in September resulting in pre-tax loss on disposal of $12.9 million.
(2)
Third quarter 2012 asset impairment charge of $4.4 million associated with certain held-for-sale well intervention assets in Australia. Second quarter 2012 asset impairment charge related to decision to “cold stack” the Subsea Construction vessel, Intrepid, which was subsequently sold in the third quarter of 2012. Impairment charge reduced vessel’s book value to its then estimated fair value.

(3)
Third quarter 2012 decommissioning overruns (ARO increases) of $3.9 million and $6.0 million related to GOM properties and our only non-domestic oil and gas property in the North Sea, respectively. Second quarter 2012 decommissioning overruns (ARO increases) related to our only non-domestic oil and gas property located in the North Sea.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly conference call to review its third quarter 2012 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Daylight Time on Tuesday, October 23, 2012, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 888-550-1479 for persons in the United States and +1-954-357-2908 for international participants. The passcode is "Tripodo".  A replay of the conference will be available under "Investor Relations" by selecting the "Audio Archives" link from the same page beginning approximately two hours after the completion of the conference call.

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization.  We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense.  Net debt is calculated as the sum of financial debt less cash and equivalents on hand. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of financial items; the timing of the closing of our pipelay vessel sales; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; delays, costs and difficulties related to the pipelay vessel sales; operating hazards and delays; employee management issues; uncertainties inherent in the exploration for and development of oil and gas and in estimating reserves; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
(in thousands, except per share data)	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net revenues:
Contracting services	$217,110	$213,278	$644,413	$501,887
Oil and gas	119,124	159,218	447,142	500,535
	336,234	372,496	1,091,555	1,002,422
Cost of sales:
Contracting services	148,731	147,614	452,855	371,042
Contracting services impairments	4,422	-	19,012	-
Oil and gas	97,324	102,587	278,996	320,238
Oil and gas impairments	-	-	-	11,573
	250,477	250,201	750,863	702,853

Gross profit	85,757	122,295	340,692	299,569
Loss on sale of assets, net	(12,933)	-	(14,647)	(6)
Hedge ineffectiveness and non-hedge gain on commodity derivative contracts	(9,427)	-	(1,697)	-
Selling, general and administrative expenses	(28,022)	(22,082)	(78,289)	(70,821)
Income from operations	35,375	100,213	246,059	228,742
Equity in earnings of investments	1,392	4,906	7,547	16,443
Net interest expense and other	(16,125)	(34,828)	(75,245)	(80,429)
Income before income taxes	20,642	70,291	178,361	164,756
Provision for income taxes	4,967	23,465	50,720	49,186
Net income, including noncontrolling interests	15,675	46,826	127,641	115,570
Net income applicable to noncontrolling interests	(800)	(800)	(2,378)	(2,354)
Net income applicable to Helix	14,875	46,026	125,263	113,216
Preferred stock dividends	(10)	(10)	(30)	(30)
Net income applicable to Helix common shareholders	$14,865	$46,016	$125,233	$113,186

Weighted Avg. Common Shares Outstanding:
Basic	104,256	104,700	104,450	104,616
Diluted	104,729	105,154	104,897	105,061

Earnings Per Share of Common Stock:
Basic	$0.14	$0.43	$1.19	$1.07
Diluted	$0.14	$0.43	$1.18	$1.06

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Sep. 30, 2012	Dec. 31, 2011	(in thousands)	Sep. 30, 2012	Dec. 31, 2011
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents (1)	$583,794	$546,465	Accounts payable	$164,110	$147,043
Accounts receivable	247,645	276,156	Accrued liabilities	196,289	239,963
Other current assets	131,897	121,621	Income taxes payable	-	1,293
			Current mat of L-T debt (1)	13,120	7,877
Total Current Assets	963,336	944,242	Total Current Liabilities	373,519	396,176

Net Property & Equipment:			Long-term debt (1)	1,159,958	1,147,444
Contracting Services	1,571,204	1,459,665	Deferred income taxes	455,266	417,610
Oil and Gas	860,623	871,662	Asset retirement obligations	136,293	161,208
Equity investments	169,318	175,656	Other long-term liabilities	8,336	9,368
Goodwill	62,769	62,215	Convertible preferred stock (1)	1,000	1,000
Other assets, net	84,707	68,907	Shareholders' equity (1)	1,577,585	1,449,541
Total Assets	$3,711,957	$3,582,347	Total Liabilities & Equity	$3,711,957	$3,582,347

(1)	Net debt to book capitalization - 27% at September 30, 2012. Calculated as total debt less cash and equivalents ($589,284)
divided by sum of total net debt, convertible preferred stock and shareholders' equity ($2,167,869).

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended September 30, 2012

Earnings Release:

Reconciliation From Net Income to Adjusted EBITDAX:

	3Q12	3Q11	2Q12	2012	2011
	(in thousands)

Net income applicable to common shareholders	$14,865	$46,016	$44,641	$125,233	$113,186
Non-cash impairments	4,422	-	14,590	19,012	11,573
Loss (gain) on sale of assets	12,933	-	236	14,647	(747)
Preferred stock dividends	10	10	10	30	30
Income tax provision	4,967	23,465	18,476	50,720	49,186
Net interest expense and other	16,125	34,828	20,319	75,245	81,171
Hedge ineffectiveness on commodity derivative contracts	10,060	-	(10,069)	2,330	-
Depreciation and amortization	63,429	72,134	62,231	197,915	238,829
Exploration expense	623	1,549	1,092	2,469	9,833

Adjusted EBITDAX	$127,434	$178,002	$151,526	$487,601	$503,061

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended September 30, 2012

Earnings Release:

Reconciliation of significant items:

3Q12
(in thousands, except earnings per share data)

Loss on Intrepid sale	$12,933
Australia well intervention asset impairment	4,422
Camelot (UK) abandonment cost	6,038
Hurricane Isaac impact	7,500
Tax benefit of the above	(9,265)
Nonrecurring items, net:	$21,628

Diluted shares	104,729
Net after income tax effect per share	$0.21